As filed with the Securities and Exchange Commission on
                              June 9, 2009

                          File No.  811-21067

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM N-2
                     (Check appropriate box or boxes)

[X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X] Post-effective Amendment No. 9

                 Torrey International Strategy Partners, LLC
              (Exact Name of Registrant as Specified in Charter)

             505 Park Avenue, Fifth Floor, New York, New York 10022
                    (Address of Principal Executive Offices)

                               (212) 644-7800
                       (Registrant's Telephone Number)

                       Corporation Service Company
                     2711 Centerville Road, Suite 400
                       Wilmington, Delaware 19808
                 (Name and Address of Agent for Service)

                      Copies of Communications to:
                          Patricia A. Poglinco
                          Seward & Kissel LLP
                         One Battery Park Plaza
                        New York, New York 10004


EXPLANATORY NOTE

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). Interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), and will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in Registrant may only be made by individuals or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act and "qualified clients" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended, or "qualified purchasers" within the meaning of Section 2(a)(51)(A) of the 1940 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, interests in Registrant.

Information included in the Private Placement Memoranda for Torrey International Strategy Partners, LLC and Torrey U.S. Strategy Partners,
LLC (the "Private Placement Memoranda") contained in Post-effective Amendment No. 8 to the Registration Statement, filed January 7, 2009, is incorporated herein by reference, except that certain disclosure in the Private Placement Memoranda is replaced and/or supplemented, as the case may be, with the following set forth below in the Supplement to the Private Placement Memoranda.


                 Supplement dated June 9, 2009 to the
              Private Placement Memoranda dated July 2007
                                 of
              TORREY INTERNATIONAL STRATEGY PARTNERS, LLC
                                and
                  TORREY U.S. STRATEGY PARTNERS, LLC
               (Delaware Limited Liability Companies)

THIS SUPPLEMENT ("SUPPLEMENT") IS BEING FILED IN CONNECTION WITH THE THREE PRIVATE PLACEMENT MEMORANDA, DATED JULY 2007 ("MEMORANDA"), FOR LIMITED LIABILITY COMPANY UNITS ("UNITS") OF TORREY INTERNATIONAL STRATEGY PARTNERS, LLC AND TORREY U.S. STRATEGY PARTNERS, LLC, EACH A DELAWARE LIMITED LIABILITY COMPANY (EACH A "FUND" AND COLLECTIVELY THE "FUNDS"). THE MEMORANDA ARE IDENTICAL EXCEPT FOR THE IDENTITY AND CERTAIN DESCRIPTIVE INFORMATION REGARDING THE PLACEMENT AGENT.

THIS SUPPLEMENT CONTAINS THE SUBSTANTIVE REVISIONS AND CLARIFICATIONS THAT HAVE BEEN MADE TO CERTAIN OF THE PROVISIONS SET FORTH IN THE MEMORANDA. THIS SUPPLEMENT PROVIDES NEW AND ADDITIONAL INFORMATION BEYOND THAT WHICH IS CONTAINED IN THE MEMORANDA, AND SHOULD BE READ IN CONJUNCTION WITH SUCH MEMORANDA. TO THE EXTENT THAT ANY OF THE TERMS CONTAINED IN THE MEMORANDA ARE INCONSISTENT WITH THE TERMS CONTAINED IN THIS SUPPLEMENT, THE PROVISIONS OF THIS SUPPLEMENT SHALL CONTROL. UNLESS OTHERWISE DESCRIBED IN THIS SUPPLEMENT, ALL OTHER TERMS AND CONDITIONS RELATING TO THE FUNDS' OFFERING OF UNITS REMAIN THE SAME.


Effective June 1, 2009, any and all references and information relevant to Andrew Finver, who served as Director of U.S. Research for Torrey Associates, LLC, shall be understood to have been eliminated.

* * *


Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 9th day of June, 2009.

                             Torrey International Strategy Partners, LLC


                             By: /s/ James A. Torrey
                                 James A. Torrey
                                 Chief Executive Officer